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                                                                       Exhibit 8


                FOURTH AMENDMENT TO COMMON STOCK RIGHTS AGREEMENT


    This Fourth Amendment to Common Stock Rights Agreement dated as of February 27, 1997 (the "Amendment") is between Koger Equity, Inc., a Florida corporation (the "Company") and First Union National Bank of North Carolina, as successor Rights Agent (the "Rights Agent"), and amends the Common Stock Rights Agreement dated as of September 30, 1990 (as amended and in effect on the date hereof prior to giving effect to the Amendment, the "Rights Agreement"), between the Company and the Rights Agent. Terms defined in the Rights Agreement as amended hereby and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:

    WHEREAS, on September 30, 1990 the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Common Stock; and

    WHEREAS, on September 30, 1990, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date; and

    WHEREAS, the Distribution Date has not occurred; and

    WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors have unanimously approved an amendment of certain provisions of the Rights Agreement as set forth below;

    NOW, THEREFORE, the parties hereto agree as follows:

    1. New Sections 1(c)-A, 1(c)-B, 1(c)-C and 1(c)-D are added to the Rights Agreement immediately after Section 1(c) of the Rights Agreement to read in their entirety as follows:

             "(c)-A "Apollo" shall mean AP-KEI Holdings, LLC, a Delaware limited liability company.

               (c)-B "Apollo Affiliate" shall mean (1) a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified or (2) any relative or spouse of such person, or any relation of such spouse, who has the same



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    homeas  such  person.  As  used  in  this  definition,  the  term  "control"
    (including the terms "controlling", "controlled by" and "under common control") means the possession, direct or indirect, of the power, whether exercised or not, to direct or cause the acquisition and/or disposition by such person of securities of the Company, whether through the ownership of
    voting  securities  or  otherwise.   To  clarify  the  foregoing,  a  Person
    (including, without limitation, partners, members of limited liability companies, or co-investors) which would, under the foregoing definitions, be an "Apollo Affiliate" solely by reason of its common control with a specified person or an Apollo Affiliate of such specified person shall not be an "Apollo Affiliate" of such specified person. The term Apollo Affiliate includes, without limitation, (i) as of the Closing Date (as that term is defined in the Stock Purchase Agreement) of the Stock Purchase Agreement, the persons and entities listed on Schedule 7.1 to the Stock Purchase Agreement; (ii) any person employed by Apollo or any of the Apollo Affiliates who replaces any individual named on Schedule 7.1 to the Stock Purchase Agreement or who holds the same or any comparable position for Apollo or any of the Apollo Affiliates listed on Schedule 7.1 to the Stock Purchase Agreement; (iii) any Associate (as that term is defined in the Stock Purchase Agreement) which satisfies the provisions of clauses (1) or
    (2) of the first sentence of this definition; and (iv) AREIF II Realty Trust, Inc., a Maryland corporation.

             (c)-C The term "Apollo Beneficial Owner" (including, without limitation, "Apollo Beneficial Ownership" and "Apollo Beneficially Owned") shall have the meanings provided in Section 1(d), except that the term "Affiliate" therein shall be defined for purposes of this Section 1(c)-C as Apollo Affiliate. In addition, for purposes of this Section 1(c)-C, if Apollo or any of the Apollo Affiliates shall form a "group" (as contemplated by Rule 13d-5(b)(1) under the Exchange Act) with any person, including, without limitation, any Associate (as that term is defined in the Stock
    Purchase Agreement) of Apollo or any of the Apollo Affiliates, for the purpose of acquiring, holding, voting or disposing of any Common Stock of the Company, Apollo and the Apollo Affiliates shall be deemed to have acquired Apollo Beneficial Ownership of Common Stock Apollo Beneficially Owned by such person.

             (c)-D  "Apollo  Exempt  Person" shall have the meaning set forth in
    Section 1(v) hereof."

    2. Section 1(v) of the Rights Agreement is amended to read in its entirety as follows:

             "(v)   "Exempt Person" shall mean:

                      (i) collectively, TCW Special Credits, a California general partnership, The TCW Group, Inc. and their Affiliates, only so long as TCW Special Credits, a California general partnership, The TCW Group, Inc. and their Affiliates are, collectively, the Beneficial Owners of shares of Common Stock outstanding in an amount not in excess of an aggregate of the higher of (A) 23% of the shares of Common Stock then outstanding and (B) 4,047,350



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             shares of Common  Stock,  as adjusted for any stock  splits,  stock dividends or other recapitalizations of the Company on or after August 9, 1993;

                      (ii) collectively, (A) Apollo and the Apollo Affiliates, only so long as neither Apollo nor any of the Apollo Affiliates is the Apollo Beneficial Owner of any Prohibited Security and (B) any person who is an Affiliate of Apollo to the extent that such Affiliate would be an Acquiring Person as a result of Beneficially Owning any Permitted Securities;

    provided, however, that if (1) any Exempt Person described in clause (ii) of this Section 1(v) (each an "Apollo Exempt Person") pledges any Permitted Securities to one or more Permitted Assignees and (2) any such Permitted Assignee purchases any such Permitted Securities in connection with any foreclosure proceedings, then (y) each Apollo Exempt Person shall immediately and automatically cease to be an Exempt Person hereunder and (z) such Permitted Assignees, collectively, shall be deemed to be an Exempt Person hereunder, but only so long as none of such Permitted Assignees is the Apollo Beneficial Owner of any Prohibited Securities."

    3. New Sections 1(aa)-A and 1(aa)-B are added to the Rights Agreement immediately after Section 1(aa) of the Rights Agreement to read in their entirety as follows:

             "(aa)-A "Permitted Assignee" shall mean (a) a commercial bank or investment bank organized, or any subsidiary, branch or agency of a foreign commercial bank or investment bank operating, under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; or (c) a finance company, insurance company or other financial institution organized under the laws of the United States, or any State thereof, that is engaged in purchasing or otherwise investing in commercial loans in the ordinary course of business, having total assets in excess of $100,000,000.

             (aa)-B "Permitted Securities" shall mean (a) the Shares (as defined in the Stock Purchase Agreement); (b) Existing Apollo Shares (as defined in the Stock Purchase Agreement); (c) the Options (as defined in the Stock Purchase Agreement) and shares of Common Stock acquired by the exercise of such Options; (d) that number of shares of Common Stock, which when added to the number of shares of Common Stock Apollo Beneficially Owned by Apollo and the Apollo Affiliates under clauses (a), (b) and (c) above, does not exceed twenty five percent (25%) of the total number of outstanding shares of Common Stock (determined at the time of any acquisition of Common Stock by Apollo and the Apollo Affiliates); (e) any securities acquired by Apollo pursuant to Section 4.4 of the Stock Purchase Agreement, including any securities received upon exercise, exchange or conversion thereof; (f) any other shares of Common Stock Apollo Beneficially Owned by Apollo or the Apollo Affiliates in excess of the total permitted under clauses (a), (b),
    (c) and (d) (the "Limit") and without actual knowledge of the fact that such shares were acquired in excess of the Limit (the "Inadvertent Shares") and



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     (g) any non-voting  securities of the Company Apollo  Beneficially Owned by
     Apollo or the Apollo Affiliates that are not exchangeable, exercisable or convertible into voting securities of the Company; provided, however, that Inadvertent Shares shall become Prohibited Securities unless disposed of by Apollo or the Apollo Affiliates, as the case may be, within twenty (20) Business Days from the time that Apollo or such Apollo Affiliate has actual knowledge that such Inadvertent Shares are owned in violation of the Limit. In the event that a Permitted Assignee shall exercise its right to transfer Permitted Securities to itself, the term "Permitted Securities" as to such Permitted Assignee shall include other shares of Common Stock Apollo Beneficially Owned by such Permitted Assignee."

    4. A new Section 1(cc)-A is added to the Rights Agreement  immediately after
Section 1(cc) of the Rights Agreement to read in its entirety as follows:

             "(cc)-A "Prohibited Security" shall mean any share of Common Stock, which is not a Permitted Security."

    5. A new Section 1(ii)-A is added to the Rights Agreement  immediately after
Section 1(ii) of the Rights Agreement to read in its entirety as follows:

             "(ii)-A "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of October 10, 1996, as amended and in effect from time to time, between the Company and Apollo."



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    IN WITNESS WHEREOF,  the parties hereto have caused this Fourth Amendment to
Common Stock Rights Agreement to be duly executed as of the day and year first above written.

                                                KOGER EQUITY, INC.


                                                By:   /s/ W. Lawrence Jenkins
                                                     Title: Vice President


Attest:


By:   /s/ Mary H. McNeal
    Assistant Secretary


                                                FIRST UNION NATIONAL BANK OF
                                                   NORTH CAROLINA


                                                By:    /s/ Eleanor G. Autry
                                                     Title: Vice President


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